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                                                                    Exhibit 99.1

[GRAPHIC HERE]

                                  NEWS RELEASE

                           For release August 7, 2002

              Contact: Thad M Brown @ 310/393-1424 or 310/394-0115

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             ANWORTH MORTGAGE ANNOUNCES EARNINGS FOR SECOND QUARTER

         SANTA MONICA, CA... For the second quarter ended June 30, 2002 and based on the average fully diluted shares outstanding of 12,802,000, Anworth Mortgage Asset Corporation (AMEX: ANH) today reported adjusted net income of $6,869,000 or $0.54 per share before merger-related expenses. This quarterly adjusted income figure excludes a non-cash $3.18 million one-time charge, associated with the June 13th acquisition of its external advisor.

         For accounting purposes, this acquisition is not being considered an acquisition of a "business" and, therefore, the excess of the market value of the common stock issued and related expenses in excess of net tangible assets acquired were charged to operating income, rather than capitalized as goodwill. Including this acquisition-related charge, ANH reported a quarterly profit of $3,689,000 or $0.29 per share.

         Included in second quarter income was $854,000 in realized capital gain.

         Mortgage assets held at the end of the second quarter of 2002 were approximately $1.69 billion. Anworth's mortgage assets fall into four categories: 32% Agency ARMS, 48% Agency hybrid ARMS, 20% Agency fixed-rate MBS, and 1% Agency floating-rate CMO.

         The average coupon of the mortgage assets was 5.73%. The unamortized premium was $37 million or 2.27% of the par value of the

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mortgage assets. During the quarter ended June 30, the CPR of the mortgage assets was 30 and CPR of the adjustable rate MBS was 33. The adjustable rate MBS average term to the next interest rate reset date was 19 months.

         The company completed an additional public offering of 10,350,000 shares on June 26, 2002 that raised approximately $125 million in net proceeds.

         Average shareholder equity for the quarter was $102 million. Including acquisition related expense, the return on equity for the quarter was 3.6% or 15% on an annualized compounded basis, and without such expense it was 6.7% or 29% on an annualized compounded basis.

         The book value on June 30, 2002 was $226 million or $9.90 per share based on 22.885 million shares outstanding on that date.

         At June 30, 2002, the outstanding repurchase agreement balance was $1.5 billion with an average interest rate coupon of 2.2% and an average maturity of 177 days.

         Commenting on the Company's operations, Lloyd McAdams, Chairman and CEO, stated, "The Company's ability to generate cash income per share greater than its second quarter dividend of $0.50 per share reflects the continued favorable yield curve and spread environment we have experienced during the past several quarters. I am also gratified that just before the end of the quarter the Company was able to significantly increase its book value per share by more than 20%. One benefit of our recent capital-raising activity during the past six-months is that the majority of the Company's assets have been acquired at the attractive spread levels that have persisted during this period."

         McAdams continued, "We have been pleased with the results of our transition to internal management. We believe that the shareholders will receive a considerable benefit since the projected operating expenses appear to be noticeably less than that which would have been expensed under our recently terminated base management fee. Also, by formula, the new incentive compensation plan will result in materially reduced expenses in this area.

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         Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. The Company generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Certain statements herein are forward-looking statements within the meaning of applicable federal securities laws, and can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks set forth in the Company's Registration Statement on Form S-11 and other documents filed by the Company with the Securities and Exchange Commission.